SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2013

PAR Technology Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-09720	16-1434688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413-4991
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (315) 738-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b), (e)
Resignation of Paul B. Domorski as Director, Chairman, Chief Executive Officer and President
Paul B. Domorski resigned from his position as member of the Board of Directors (the "Board"), Chairman of the Board, Chief Executive Officer, and President of PAR Technology Corporation (the "Company"), effective as of March 19, 2013.  Mr. Domorski also resigned from director and officer positions held with the Company's subsidiaries.  Mr. Domorski's resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.
In connection with his resignation, Mr. Domorski and the Company entered into a letter agreement providing for separation pay of $750,000 in exchange for a general release of the Company from claims by Mr. Domorski and other customary separation provisions.
Item 5.02 (c), (d), (e)
Election of Ronald J. Casciano as Class II Director, Chief Executive Officer, and President
On March 25, 2013, pursuant to the authority of the Board of Directors under the Company's By-Laws, the Board elected Ronald J. Casciano to fill the vacancy on the Board, serving as a Class II Director effective March 25, 2013.  Mr. Casciano will be presented as a nominee for election by the shareholders at the next annual meeting of shareholders, with a term expiring as of the annual meeting of shareholders in 2015.  Mr. Casciano brings to the Board an in-depth understanding of the Company's finances and operations, financial and analytical skills as a certified public accountant, and a broad set of multi-functional management and organizational skills.
Pursuant to the Company's By-Laws, Mr. Casciano also was elected Chief Executive Officer and President of the Company, effective March 25, 2013.  Mr. Casciano, age 59, has been serving as the Company's Senior Vice President, Chief Financial Officer, and Treasurer since 2012, having been Vice President, Chief Financial Officer, and Treasurer since 1995.  He joined the Company in 1983, and has served in several leadership roles with management responsibilities for accounting, finance, investor relations, information technology, human resources, and facilities.

In connection with his promotion, Mr. Casciano has entered into an employment agreement with the Company under which his employment is "at will" and provides for the following: (a) an annual base salary of $350,000; (b) a one-time transition bonus of $30,000; (c) participation in the Company's Incentive Compensation Plan at the rate of 32.5% for 2013 and thereafter at a rate of 65% of his annual base salary for on plan performance against financial targets associated with the Company's Annual Operating Plan and specific business objectives as established by the Board  (any payment based on 2013 performance will be pro-rated from March 25, 2013, through December 31, 2013, while participation in the Company's Incentive Compensation Plan for the period from January 1, 2013, thru March 24, 2013, will be based on Mr. Casciano's previous rate which was 25% of his annual base salary); (d) subject to approval and terms established by the Board on the grant date, a grant under the PAR Technology Corporation 2005 Equity Incentive Plan of (i) 30,000 shares of restricted stock with long-term performance based vesting as established by the Board and (ii)15,000 stock options vesting at the rate of 25% each year on the anniversary of the date of the grant (any termination of employment prior to the completion of the performance period specified in the grants would result in forfeiture of such portion of the grants that exceed the pro-rata portion of the period of performance correlating to the period of employment); (e) subject to approval and terms established by the Board on the grant date, a grant of 40,000 shares of restricted stock with performance based vesting as established by the Board (any termination of employment prior to the completion of the performance period specified in the grant would result in forfeiture of such portion of the grant that exceeds the pro-rata portion of the period of performance correlating to the period of employment); and (f) continued participation in the Company's retirement plan, as well as provision of insurance benefits and other customary benefits offered to the Company's senior executives.

Under the terms of the employment agreement, any termination of Mr. Casciano's employment without cause prior to March 25, 2014, would result in a severance payment of an amount which would be equal to that amount of his annual base salary that he would have received if he were to have continued to be employed through March 25, 2014, and a pro-rated portion of any current year cash payment due to him under the Company's incentive compensation plan.

Item 5.02 (c), (e)
Appointment of Robert P. Jerabeck as Executive Vice President and Chief Operating Officer

Pursuant to the Company's By-Laws, Robert P. Jerabeck was appointed Executive Vice President and Chief Operating Officer of the Company, effective April 15, 2013.  Prior to joining PAR, Mr. Jerabeck, age 57, held various positions with a unit of Honeywell International Inc., Honeywell Scanning and Mobility, a global supplier of data collection and management solutions for in-premises, mobile and wireless applications.  From March 2012 until joining PAR, Mr. Jerabeck served as Director, Quality Assurance, and, from May 2011 through September 2012, he led the integration of the EMS Global Tracking and LXE businesses acquired by Honeywell Scanning and Mobility.  Mr. Jerabeck served as Chief Technology Officer for Honeywell Scanning and Mobility from January 2008 to May 2011.  At the time of its acquisition by Honeywell in December 2007, Mr. Jerabeck held the position of Chief Operating Officer for Hand Held Products, Inc., which he joined in 1986.

In connection with his appointment, Mr. Jerabeck has entered into an employment agreement with the Company under which his employment is "at will" and provides for the following: (a) an annual base salary of $300,000; (b) participation in the Company's Incentive Compensation Plan at the rate of 25% for 2013 and thereafter at a rate of 50% of his annual base salary for on-plan performance against financial targets associated with the Company's Annual Operating Plan and specific business objectives as established by the Board (any payment based on 2013 performance will be pro-rated from April 15, 2013, through December 31, 2013); (c) subject to approval and terms established by the Board on the grant date, a grant under the PAR Technology Corporation 2005 Equity Incentive Plan of (i) 20,000 shares of restricted stock with long-term performance based vesting as established by the Board and (ii)10,000 stock options vesting at the rate determined by the Board at the time of the grant; (d) subject to approval and terms established by the Board on the grant date, a grant of 50,000 non-qualified stock options under the PAR Technology Corporation 2005 Equity Incentive Plan with vesting at the rate of 25% on each anniversary date of the grant until fully vested in 2017 (shares obtained on exercise will have a one year transfer restriction other than for the purpose of payment of taxes due in connection with the exercise of such options); (e) provision of temporary housing in New Hartford, NY, for six months and a payment of $50,000 for relocation assistance (subject to pro-rated repayment should employment cease for any reason prior to April 15, 2015); and (f) participation in the Company's retirement plan, as well as provision of insurance benefits and other customary benefits offered to the Company's senior executives.
Under the terms of the employment agreement, any termination of Mr. Jerabeck's employment without cause prior to March 25, 2015, would result in a severance payment of an amount equal to the sum of one year of his then current annual base salary and a pro-rated portion of any current year cash payment due to him under the Company's incentive compensation plan.
Item 5.02 (c)
Appointment of Interim Principal Financial Officer

Effective March 25, 2013, Steven M. Malone, the Company's Vice President, Controller and Chief Accounting Officer, was designated Principal Financial Officer for the purpose of signing annual and quarterly 13a-14 certificates of disclosure in the Company's annual and quarterly financial reports on Forms 10-K and 10-Q.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment of By-Laws

Effective March 25, 2013, pursuant to the authority of the Board of Directors under Company's By-Laws, the Board amended the By-Laws (a) to separate the position of Chairman of the Board from the office of Chief Executive Officer by adopting a new Section 13 under Article III, Directors, to provide for the separate election of the Chairman of the Board, and (b) by revising Article V, Officers, to (i) provide for a President, Treasurer, Secretary and such other corporate officers and agents as the Board of Directors may determine, (ii) provide that the President is the Chief Executive Officer of the corporation, (iii) clarify the process of election, qualification, tenure, filling of vacancies and removal of officers, and (iv) enumerate the general powers of the officers of the corporation.

Item 8.01 Other Events.

Election of Sangwoo Ahn to Chairman of the Board

Effective March 25, 2013, pursuant to the authority of the Board of Directors under the Company's By-Laws, the Board elected Mr. Sangwoo Ahn to serve as the Chairman of the Board for the remainder of his term, which expires as of the annual meeting of shareholders in 2015.  Director Ahn currently serves as the Presiding Director of the Company's independent directors and as Chairman of the Audit Committee.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
3 (ii)	By-Laws of PAR Technology Corporation (as amended).
99.1	Press Release of PAR Technology Corporation dated March 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAR TECHNOLOGY CORPORATION
(Registrant)

Date: March 25, 2013	/s/Steven M. Malone
Steven M. Malone
Vice President, Controller and Chief Accounting Officer